Exhibit 99.1
For Release 7:00 AM Eastern Daylight Time, Monday, March 14, 2011
CUMULUS MEDIA INC.
Cumulus Reports Fourth Quarter 2010 Results
Adjusted EBITDA Increases 28.2%
Previously announced transactions to create largest pure-play U.S. radio company
ATLANTA, GA — March 14, 2011: Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and twelve months ended December 31, 2010.
Lew Dickey, Chairman & CEO stated, “The previously announced transactions to acquire Citadel Media, as well our affiliate Cumulus Media Partners, will uniquely position us to aggressively compete in the nascent recovery in the local ad markets. This recovery is beginning to take root as evidenced by our Q4 results which demonstrate strong cash revenue and Adjusted EBITDA growth. Our Q4 performance capped a year of exceptional growth in our Adjusted EBITDA and free cash flow, which enabled us to materially de-lever our balance sheet. We plan to continue de-leveraging both CMI and CMP as we anticipate closing the Citadel transaction later this year with the attendant global refinancing into one balance sheet.”
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
As Reported:	2010	2009	% Change	2010	2009	% Change

Broadcast revenues	$68,656	$68,605	0.1%	$259,187	$252,048	2.8%
Management fee from affiliate	1,125	1,000	12.5%	4,146	4,000	3.7%

Net revenues	$69,781	$69,605	0.3%	$263,333	$256,048	2.8%
Station operating expenses	38,978	43,987	-11.4%	159,807	165,676	-3.5%

Station operating income	$30,803	$25,618	20.2%	$103,526	$90,372	14.6%
Station operating income margin	44.1%	36.8%	7.3%	39.3%	35.3%	4.0%
Adjusted EBITDA	$27,544	$21,485	28.2%	$87,458	$72,552	20.5%
Net income (loss)	$7,511	$6,510	15.4%	$29,402	$(126,702)	123.2%

Income (loss) per common share:
Basic income (loss) per common share	$0.18	$0.16	N/A	$0.70	$(3.13)	N/A
Diluted income (loss) per common share	$0.17	$0.16	N/A	$0.69	$(3.13)	N/A
Free cash flow	$20,431	$13,641	49.8%	$57,057	$46,416	22.9%
The Three Months Ended December 31, 2010 Compared to the Three Months Ended December 31, 2009
Net Revenues
Net revenues for the three months ended December 31, 2010 increased $0.2 million, or 0.3%, to $69.8 million, compared to $69.6 million for the three months ended December 31, 2009. Cash revenue increased $3.8 million, or 6.2%, for the three months ending December 31, 2010, but was offset by a decrease in non-cash trade revenue of $3.6 million, or 45.6%, as compared to the three months ended December 31, 2009.

Station Operating Expenses
Station operating expenses for the three months ended December 31, 2010 decreased $5.0 million, or 11.4%, to $39.0 million, compared to $44.0 million for the three months ended December 31, 2009. This change is primarily attributable to a $3.4 million decrease in trade expense.
Corporate, General and Administrative Expenses
Corporate expenses, including non-cash stock compensation expense for the fourth quarter of 2010 decreased $0.3 million, or 5.3%, to $4.7 million compared to $5.0 million in the same period in 2009.
Interest Expense, net
Interest expense, net of interest income, for the three months ended December 31, 2010 decreased $2.4 million, or 26.9%, to $6.6 million, compared to $9.0 million for the three months ended December 31, 2009. Interest expense associated with outstanding debt decreased by $0.8 million to $6.5 million, as compared to $7.3 million in the prior year period, primarily due to an increase in interest rates, partially offset by a decrease in the borrowing base under the senior secured credit facilities, due to the repayment of approximately $43.1 million of debt. The remaining decrease is primarily attributable to a $1.6 million change in fair value of the Company’s interest rate swap.
Capital Expenditures
Capital expenditures for the three months ended December 31, 2010 totaled $0.5 million. Capital expenditures during the quarter were comprised of $0.1 million of expenditures related to computer equipment and $0.4 million related to broadcast capital expenditures.
Leverage and Financial Position
Trailing twelve month adjusted EBITDA for bank covenant purposes was $87.8 million. After paying down a total of $43.1 million year to date on our senior debt, our Total Leverage was 6.76 times. We exceeded our Cash and Cash Equivalents covenant of $7.5 million by $5.3 million. Excluding this minimum Cash and Cash Equivalents requirement, our Net Leverage at quarter-end was 6.67 times.
Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009.
Net Revenues
Net revenues for the year ended December 31, 2010 increased $7.3 million, or 2.8%, to $263.3 million, compared to $256.0 million for the year ended December 31, 2009, primarily due to an $8.6 million increase in national and political revenue, which was offset by a decrease of $1.3 million spread over the remainder of the revenue categories.
Station Operating Expenses
Station operating expenses for the year ended December 31, 2010 decreased $5.9 million, or 3.5%, to $159.8 million, compared to $165.7 million for the year ended December 31, 2009.
Corporate, General and Administrative Expenses
Corporate, general and administrative expenses for the year ended December 31, 2010 decreased $2.2 million, or 10.5%, to $18.5 million, compared to $20.7 million for the year ended December 31, 2009, primarily due to a decrease in non-recurring severance costs of $0.5 million and a decrease of $1.1 million in consulting and professional fees, with the remaining $0.6 million decrease attributable to reductions in miscellaneous expenses.
Impairment of Goodwill and Intangible Assets
The Company recorded approximately $0.7 million of charges related to the impairment of goodwill and intangible assets for the year ended December 31, 2010, compared to $175.0 million for the year ended December 31, 2009. The impairment loss is related to the broadcasting licenses and goodwill recorded in conjunction with the Company’s annual impairment testing conducted during the fourth quarter.

Interest Expense, net
Interest expense, net of interest income, for the year ended December 31, 2010 decreased $3.7 million, or 10.8%, to $30.3 million compared to $34.0 million for the year ended year ended December 31, 2009. While overall interest expense decreased, the interest expense associated with outstanding debt increased by $4.0 million to $26.0 million as compared to $22.0 million in the prior year period. This increase was primarily due to an increase in interest rates, partially offset by a decrease in the borrowing base under the senior secured credit facilities, due to the repayment of approximately $43.1 million of debt. Additionally, interest expense increased by $1.4 million related to the yield adjustment on the Company’s interest rate swap. These increases were offset by a $9.1 million decrease in the fair value of the interest rate swap/option agreement.
Capital Expenditures
Capital expenditures for the twelve months ended December 31, 2010 totaled $2.4 million. Capital expenditures during the year were comprised of $0.6 million of expenditures related to computer equipment and $1.8 million related to broadcast capital expenditures.
Cumulus Media Partners (CMP); Pending Acquisition of CMP
For the twelve months ended December 31, 2010, we recorded net revenues of approximately $4.0 million in management fees from CMP. As previously announced, the Company entered into a definitive agreement to acquire the remaining equity interests of CMP it does not currently own.
Pending Acquisition of Citadel Broadcasting
Also as previously announced, on March 9, 2011 the Company entered into a definitive merger agreement to purchase Citadel Broadcasting Corporation, under which the Company would acquire all of the outstanding common stock and warrants of Citadel at a price of $37.00 per share. Citadel owns and operates 225 radio stations in over 50 markets and also operates the Citadel Media business, which is among the largest radio networks in the U.S.
In connection with the acquisition of Citadel Broadcasting Corporation, the Company has obtained commitments for up to $500 million in equity financing and commitments for up to $2.525 billion in senior secured credit facilities and $500 million in senior note bridge financing, the proceeds of which shall pay the cash portion of the merger consideration, and effect a refinancing of the combined entity (the Company, CMP and Citadel). Final terms of the debt financing will be set forth in definitive agreements relating to such indebtedness.
The Company will be hosting an investor presentation discussing the merger with Citadel immediately following the earnings call. The presentation related to that call can be obtained from the Company’s website at www.cumulus.com.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 345 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company is the fourth largest radio broadcast company in the United States based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 9:00 AM EDT to discuss fourth quarter results as well as the acquisitions of CMP and Citadel. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com. Immediately after completion of the call, a replay can be accessed until 11:59PM EDT, April 14, 2011. Domestic callers can access the replay by dialing 800-642-1687, replay code 45190904. International callers should dial 706-645-9291 for conference replay access.
For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer, & Chief Financial Officer
404-260-6600

Non-GAAP Financial Measure and Definitions
The Company utilizes certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), realized loss on derivative instrument, and other corporate general and administrative expenses. Station operating income margin is defined as station operating income as a percentage of net revenues. Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), realized loss on derivative instrument, and impairment of goodwill and intangible assets. Free cash flow is defined as operating income before non-cash expenses (including stock compensation), depreciation and amortization, and realized loss on derivate instrument, less net interest expense (excluding non-cash charge/credit for change in value of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Please see the attached tables for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Station Operating Income
Station Operating Income consists of operating income before income tax expense, non-operating expenses including net interest expense, depreciation and amortization, LMA fees, non-cash stock compensation, corporate general and administrative expenses, the gain on exchange of assets or stations, the realized loss on derivative instrument, and impairment of goodwill and intangible assets. Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. We exclude income tax expense and non-operating expense including net interest expense because they are not direct operating expenses required to operate our stations. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non-cash stock compensation, the gain on exchange of assets or stations, the realized loss on derivative instrument, and impairment of goodwill and intangible assets from the measure as they do not represent cash payments for activities related to the operation of the stations.
We believe that Station Operating Income is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the measure to be useful in order to determine the value of our portfolio of stations. We believe that Station Operating Income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, Station Operating Income is one of the measures that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our Board of Directors uses it as part of its assessment of the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our investors with an analysis of our performance that is consistent with that which is utilized by our management and our Board.
Station Operating Income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Station Operating Income is not intended to be a measure of free cash flow available for dividends, reinvestment in our business or other Company discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station Operating Income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. We compensate for the limitations of using Station Operating Income by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone. Station Operating Income has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Moreover, because not all companies use identical calculations, these presentations of Station Operating Income may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.

In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Management excludes realized loss on derivative instruments as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction.
For covenant reporting purposes in accordance with the definition of “Adjusted EBITDA” in the credit agreement governing the Company’s senior secured credit facilities, adjusted EBITDA is further adjusted to exclude certain additional one-time and non-cash items from the calculation.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions after funding station and corporate expenses (excluding transaction costs), debt service, income taxes, and maintenance capital expenditures.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009.
This release also contains “forward-looking” statements regarding the acquisition of Citadel Broadcasting Corporation by Cumulus Media Inc. and related financing that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the acquisition or the related financing is not consummated, the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the acquisition, the failure to realize the expected benefits of the acquisition, and general economic and business conditions that may affect the companies before or following the acquisition.
For additional information regarding risks and uncertainties associated with the Company, see its filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the year ended December 31, 2009 and subsequently filed periodic reports. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Additional Information
This release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cumulus Media Inc. or Citadel Broadcasting Corporation. The Company will file a registration statement, and the Company and Citadel will file with the SEC and mail to their respective security holders an Information Statement/Proxy Statement/Prospectus in connection with the proposed business combination. INVESTORS ARE URGED TO READ THOSE FILINGS, AND ANY OTHER FILINGS MADE BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION, WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Those documents, when filed, as well as the Company’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at the Company’s website at www.cumulus.com.
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Citadel’s stockholders. You can obtain more information about the Company’s executive officers and directors, and their beneficial interests in the Company’s common stock, from filings made with the SEC, which are available at the SEC’s website, www.sec.gov. Information regarding any interests of the executive officers and directors in this transaction will be contained in the Information Statement/Proxy Statement/Prospectus when it becomes available.

CUMULUS MEDIA INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net revenues	$69,781	$69,605	263,333	$256,048

Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	38,978	43,987	159,807	165,676
Depreciation and amortization	1,968	2,770	9,098	11,136
LMA fees	554	540	2,054	2,332
Corporate general and administrative (including non-cash stock compensation expense of $1,436, $827, $2,451, and $2,879 respectively)	4,695	4,960	18,519	20,699
Gain on exchange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	147	623	1,957	3,640
Impairment of intangible assets and goodwill	671	1,864	671	174,950

Total operating expenses	47,013	54,744	192,106	371,229

Operating income (loss)	22,768	14,861	71,227	(115,181)

Non-operating income (expense):
Interest expense	(6,581)	(9,001)	(30,315)	(34,050)
Interest income	2	2	8	61
Other expense, net	(7,650)	20	(7,739)	(136)

Total non-operating expense, net	(14,229)	(8,979)	(38,046)	(34,125)

Income (loss) before income taxes	8,539	5,882	33,181	(149,306)
Income tax (expense) benefit	(1,028)	628	(3,779)	22,604

Net income (loss)	$7,511	$6,510	$29,402	$(126,702)

Basic and diluted income per common share:
Basic income (loss) per common share	$0.18	$0.16	$0.70	$(3.13)

Diluted income (loss) per common share	$0.17	$0.16	$0.69	$(3.13)

Weighted average basic common shares outstanding	42,026,715	40,409,962	40,341,011	40,426,014

Weighted average diluted common shares outstanding	42,954,882	40,409,962	41,189,161	40,426,014

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$7,511	$6,510	$29,402	$(126,702)

Income tax expense (benefit)	1,028	(628)	3,779	(22,604)
Non-operating expenses, including net interest expense	14,229	8,979	38,046	34,125
LMA fees	554	540	2,054	2,332
Depreciation and amortization	1,968	2,770	9,098	11,136
Non-cash expenses, including stock compensation	1,436	827	2,451	2,879
Gain on exchange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	147	623	1,957	3,640
Impairment of intangible assets and goodwill	671	1,864	671	174,950

Adjusted EBITDA (1)	$27,544	$21,485	$87,458	$72,552
Other corporate general and administrative, excluding non-cash stock compensation expense	3,259	4,133	16,068	17,820

Station operating income	$30,803	$25,618	$103,526	$90,372

(1)	For covenant reporting purposes in accordance with the definition of “Adjusted EBITDA” in the credit agreement governing the Company’s senior secured credit facilities, adjusted EBITDA is further adjusted to exclude certain additional one-time and non-cash items from the calculation, resulting in Adjusted EBITDA for covenant reporting purposes of $27,569 and $87,833 for the three and 12 months ended December 31, 2010, respectively.
The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP to free cash flow (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income (loss)	$22,768	$14,861	$71,227	$(115,181)
Add:
Non-cash expenses, including stock compensation	1,436	827	2,451	2,879
Depreciation and amortization	1,968	2,770	9,098	11,136
Gain on exchange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	147	623	1,957	3,640
Impairment of intangible assets and goodwill	671	1,864	671	174,950

Less:
Interest expense, net of interest income, excluding non-cash charge for change in value of swap arrangements and amortization of debt issuance costs	$(6,146)	$(6,968)	$(26,217)	$(22,332)
Income taxes paid	(65)	(100)	(324)	(895)
Broadcast capital expenditures	(348)	(236)	(1,806)	(577)

Free cash flow	$20,431	$13,641	$57,057	$46,416

CAPITALIZATION
(Dollars in thousands)

December 31, 2010
Total Capitalization to Net Debt Ratio:

Cash and cash equivalents	$12,814
Long-term debt, including current maturities:
Bank Debt, excluding debt discount	593,755
Total stockholders’ deficit	(341,309)

Total capitalization	$265,260

Ratio	0.46

Total Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of December 31, 2010	$593,755
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA(1)	87,833

Ratio	6.76

(1)	For covenant reporting purposes in accordance with the definition of “Adjusted EBITDA” in the credit agreement governing the Company’s senior secured credit facilities, adjusted EBITDA is further adjusted to exclude certain additional one-time and non-cash items from the calculation, resulting in Adjusted EBITDA for covenant reporting purposes of $27,569 and $87,833 for the three and 12 months ended December 31, 2010, respectively.